SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                           Ticketmaster Group, Inc.
                           ------------------------
                               (Name of Issuer)


                          Common Stock, no par value
                        ------------------------------
                        (Title of Class of Securities)


                                  88633U 10 3
                                ---------------
                                (CUSIP Number)


  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))
(Page 01)
===============================================================================

CUSIP No.   88633U 10 3
         --------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     New East Associates, LLC

2.   Check the Appropriate Box if a Member of a Group

     (a) [ X ]

     (b) [   ]

3.


4.   Citizenship or Place of Organization

     Indiana

5.   Sole Voting Power

     -0-

6.   Shared Voting Power

     1,862,069

7.   Sole Dispositive Power

     -0-

8.   Shared Dispositive Power

     1,862,069

9.   Aggregate Amount Beneficially Owned by each Reporting Person

     1,862,069

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not applicable

11.  Percent of Class Represented by Amount in Row 9

     7.5%

12.  Type of Reporting Person

     00

(Page 02)
===============================================================================

CUSIP No.   88633U 10 3
         ---------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Melvin Simon

2.   Check the Appropriate Box if a Member of a Group

     (a) [ X ]

     (b) [   ]

3.


4.   Citizenship or Place of Organization

     United States of America

5.   Sole Voting Power

     -0-

6.   Shared Voting Power

     1,862,069

7.   Sole Dispositive Power

     -0-

8.   Shared Dispositive Power

     1,862,069

9.   Aggregate Amount Beneficially Owned by each Reporting Person

     1,862,069

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not applicable

11.  Percent of Class Represented by Amount in Row 9

     7.5%

12.  Type of Reporting Person

     IN

(Page 03)
===============================================================================

CUSIP No.   88633U 10 3
         -------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Herbert Simon

2.   Check the Appropriate Box if a Member of a Group

     (a) [ X ]

     (b) [   ]

3.


4.   Citizenship or Place of Organization

     United States of America

5.   Sole Voting Power

     -0-

6.   Shared Voting Power

     1,862,069

7.   Sole Dispositive Power

     -0-

8.   Shared Dispositive Power

     1,862,069

9.   Aggregate Amount Beneficially Owned by each Reporting Person

     1,862,069

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not applicable

11.  Percent of Class Represented by Amount in Row 9

     7.5%

12.  Type of Reporting Person

     IN

(Page 04)
===============================================================================

Item 1.

   (a)       Name of Issuer:

             Ticketmaster Group, Inc.

   (b)       Address of Issuer's Principal Executive Offices:

             3701 Wilshire Blvd.
             Los Angeles, CA 90010

Item 2.

   (a)       Name of Person Filing:

             Melvin Simon, Herbert Simon, New East Associates, LLC

   (b)       Address of Principal Business Office or, if non,
             Residence:

             115 West Washington St.
             Suite 15 East
             Indianapolis, IN 46204

   (c)       Citizenship:

             Herbert Simon and Melvin Simon, United States of America; New East Associates, LLC, Indiana

   (d)       Title of Class of Securities:

             Common Stock, no par value

   (e)       CUSIP Number:

             88633U 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is:

             Not applicable

Item 4.      Ownership

   (a)       Amount Beneficially Owned:

             1,862,069

   (b)       Percent of Class:

             7.5%

(Page 05)
===============================================================================

   (c)       Number of shares as to which such person has:

             (i)  sole power to vote or direct the vote:

                  Not applicable

            (ii)  shared power to vote or to direct the vote:

                  1,862,069

           (iii)  sole power to dispose or to direct
                  the disposition of:

                  Not applicable

            (iv) shared power to dispose or to direct the disposition of:

                  1,862,069

Item 5.      Ownership of Five Percent or Less of a Class
             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of
             Another Person

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

             Not applicable

Item 8.      Identification and Classification of Members of the Group

             Not applicable

Item 9.      Notice of Dissolution of Group

             Not applicable

(Page 06)
===============================================================================

Item 10.     Certification.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            NEW EAST ASSOCIATES, LLC
Date: 2-11-97
      -------
                                     By:  /S/ Herbert Simon
                                          -------------------
                                          Herbert Simon, Member

                                          /S/ Melvin Simon
                                          -------------------
                                          Melvin Simon

                                          /S/ Herbert Simon
                                          -------------------
                                          Herbert Simon


                      Exhibit Pursuant to 240.13d-1(f)(2)

               I hereby agree to this group filing on my behalf.


                            NEW EAST ASSOCIATES, LLC
Date: 2-11-97
      -------
                                     By:  /S/ Herbert Simon
                                          -------------------
                                          Herbert Simon, Member


                                          /S/ Melvin Simon
                                          -------------------
                                          Melvin Simon

                                          /S/ Herbert Simon
                                          -------------------
                                          Herbert Simon

(Page 07)
===============================================================================